UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): July 16, 2021

HCI Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-34126	20-5961396
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3802 Coconut Palm Drive

Tampa, Florida 33619

(Address of Principal Executive Offices)

(813) 405-3600

(Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HCI	NYSE

Item 1.01 Entry into a Material Definitive Agreement

To mitigate risk from hurricanes, floods and other catastrophes, each year our two insurance subsidiaries, Homeowners Choice Property & Casualty Insurance Company, Inc. (Homeowners Choice) and TypTap Insurance Company (TypTap), implement a comprehensive reinsurance program whereby Homeowners Choice and TypTap pay premiums to other entities that agree to indemnify Homeowners Choice and TypTap against costs associated with policyholder claims caused by certain catastrophic events.

Homeowners Choice and TypTap secured their reinsurance program for the year June 1, 2021 through May 31, 2022 by entering into contracts with multiple private reinsurance companies and with the State Board of Administration of Florida, which administers the Florida Hurricane Catastrophe Fund.

The private reinsurance companies include Endurance Specialty Insurance Ltd., Munich Reinsurance America, Transatlantic Reinsurance Company, Swiss Reinsurance America, Arch Reinsurance Ltd., Chubb Tempest Reinsurance Ltd., various Lloyd’s syndicates, and our own Bermuda-based reinsurance subsidiary, Claddaugh Casualty Insurance Company Ltd. All our private reinsurers are AM Best rated ‘A-’ or better or have fully collateralized their potential obligations to us.

The reinsurance contracts provide various coverages, limits, retentions, and durations. The private reinsurance contracts cover, in general, hurricanes, tropical storms, tornados, floods, and other large events. The Florida Hurricane Catastrophe Fund agreement covers only storms designated as hurricanes by the National Hurricane Center.

Due to recent company reorganization and geographic expansion at both Homeowners Choice and TypTap, management assessed each company’s reinsurance needs by region and peril. For non-flood perils, management determined that each company should purchase separate reinsurance coverage for Florida.  The companies share coverage for non-flood losses outside of Florida. For flood risks, the companies purchased a shared reinsurance flood tower that covers all geographic regions. HCI Group, Inc. intended these decisions to better protect the insurance operations, while the goal is to operate each insurance company as an independent business unit. HCI encourages intercompany transactions when they deliver efficiencies for the overall enterprise.

Homeowners Choice – Florida

Our 2021-2022 Homeowners Choice Florida reinsurance program provides coverage up to $967.6 million for catastrophic losses in a single event, excluding flood losses, which, according to catastrophe models approved by the Florida Office of Insurance Regulation, is sufficient to cover the company’s probable maximum loss resulting from a 1 in 293-year storm based on projected exposure at September 30, 2021. The total coverage for all occurrences is $1.33 billion. The reinsurance retention for Homeowners Choice, excluding flood coverage, is $16 million for both first and second event.

The Florida Hurricane Catastrophe Fund component of the program is estimated to cover 90% of $638.5 million in excess of $254.2 million retention at a total estimated cost of $40.9 million.

Premiums for the private reinsurance component of the program (excluding flood coverage and coverage provided by Claddaugh) are approximately $81.0 million, assuming no losses occur during the period.

Homeowners Choice has entered into a multi-year private reinsurance agreement that includes retrospective provisions that adjust premiums in the event losses are minimal or zero.  In accordance with generally accepted accounting principles, we will recognize an asset in the period in which the absence of loss experience obligates the reinsurer to pay cash or other consideration under the contract. On the contrary, we will derecognize such asset in the period in which a loss experience arises. Such adjustments to the asset, which accrue throughout the contract term, will negatively impact our operating results if a catastrophic loss event occurs.

TypTap – Florida

Our 2021-2022 TypTap Florida reinsurance program provides coverage up to $452.4 million for catastrophic losses in a single event, excluding flood losses, which, according to catastrophe models approved by the Florida Office of Insurance Regulation, is sufficient to cover the company’s probable maximum loss resulting from

a 1 in 384-year storm based on projected exposure at September 30, 2021. The total coverage for all occurrences is $643.6 million. The reinsurance retention for TypTap, excluding flood coverage, is $8 million for both first and second event.

The Florida Hurricane Catastrophe Fund component of the program is estimated to cover 90% of $241.2 million in excess of $96.0 million retention at a total estimated cost of $15.4 million.

Premiums for the private reinsurance component of the program (excluding flood coverage and coverage provided by Claddaugh) are approximately $32.0 million.

TypTap and Homeowners Choice – Non-Florida

Our 2021-2022 TypTap and Homeowners Choice non-Florida reinsurance program provides coverage up to $575 million for catastrophic losses in a single event, excluding flood losses, which, according to catastrophe models approved by Insurance Regulators, is sufficient to cover the company’s probable maximum loss resulting from a 1 in 245-year storm based on projected exposure at September 30, 2021. The total coverage for all occurrences is $1.14 billion. The reinsurance retention for TypTap and Homeowners Choice, excluding flood coverage, is $4 million for both first and second event.

Premiums for the private reinsurance component of the program (excluding flood coverage and coverage provided by Claddaugh) are approximately $32.0 million, assuming no losses occur during the period.

TypTap and Homeowners Choice have entered into a multi-year private reinsurance agreement that includes retrospective provisions that adjust premiums in the event losses are minimal or zero.  In accordance with generally accepted accounting principles, we will recognize an asset in the period in which the absence of loss experience obligates the reinsurer to pay cash or other consideration under the contract. On the contrary, we will derecognize such asset in the period in which a loss experience arises. Such adjustments to the asset, which accrue throughout the contract term, will negatively impact our operating results if a catastrophic loss event occurs.

TypTap and Homeowners Choice – Flood

Our 2021-2022 TypTap and Homeowners Choice flood reinsurance program provides coverage up to $60.5 million for catastrophic losses in a single event resulting from the peril of flood. The total coverage for all occurrences is $87.5 million. The cost of this coverage for the 2021-2022 treaty year is approximately $5.8 million. The reinsurance retention for TypTap and Homeowners Choice, excluding non-flood coverage, is $3 million for both first and second event.

TypTap and Homeowners Choice have entered into a shared flood and non-flood reinsurance agreement. The shared portion attributable to the peril of flood provides coverage of $27.5 million in excess of $33 million retention. This coverage amount is included in the total single event flood coverage mentioned in this section above. The shared portion attributable to non-flood perils provides coverage of $27.5 million in excess of $207.5 million retention and is only available to TypTap for Florida.

Claddaugh

Where we think prudent, particularly where, in our view, premium rates are high relative to the risk, we selectively retain risk whereby Homeowners Choice and TypTap purchase reinsurance from Claddaugh, our internal captive reinsurance company based in Bermuda. Claddaugh does not provide catastrophe reinsurance to Homeowners Choice or TypTap for the peril of flood. To fund its obligations for the 2021-2022 treaty year, Claddaugh provides approximately $23.1 million in collateral in exchange for approximately $7.7 million in premium (excluding flood coverage). Claddaugh will deposit funds into a trust account to fully collateralize its obligations to Homeowners Choice and TypTap.

HCI Group, Inc.

As a result of all of the above items, HCI Group expects to incur net reinsurance premiums ceded of approximately $207.1 million from June 1, 2021 through May 31, 2022, assuming no losses occur during that period.  Our reinsurance premiums are an estimate based on exposure projections and subject to true up at September 30, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 19, 2021.

HCI GROUP, INC.

BY:	/s/ James Mark Harmsworth
Name: James Mark Harmsworth Title: Chief Financial Officer

A signed original of this Form 8-K has been provided to HCI Group, Inc. and will be retained by HCI Group, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.